Exhibit 10.14

AMENDEMENT TWO TO SOFTWARE DEVELOPMENT AGREEMENT

This Amendment Two ("Amendment Two") to the Software Development Agreement is made as of this 29th day of March, 2012, by and between Realtime Edge Software Inc. ("Realtime") and Club Service, Inc. as successor-in-interest to Centaurus Games, LLC ("CSI").

WHEREAS, the Parties hereto entered into a Software Development Agreement dated as of September 16, 2008, as amended by that certain Amendment One to the Software Development Agreement dated as of September 12, 2011 (the "Agreement"); and

WHEREAS, the Parties hereto desire to amend the definition of "Product" in the Agreement to include a web based application and amend the Agreement to reflect the development costs and maintenance fees related to the revised product.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1.                 Capitalized Terms. Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement.

2.                Product. Section 1.4 of the Agreement is hereby deleted in its entirety and replaced with the following:

"1.4 "Product" means certain online gaming software that provides current and future game modules, including, but not limited to, a web browser based game module, for operators to offer CSI's subscription model, together with other licensed multiplayer gaming software, supporting back-end systems and the random number generation system associated therewith. The Product includes the CSI gan1e modules and supp01ting subscription modules only, and does not include, without limitation, the back-end system needed to conduct financial transactions for multi-players unless developed in the future under this contract. All future developments are the property of CSL The parties agree that periodically they shall acknowledge in writing the contents of the Product, including all additions and improvements made since the date of this Agreement. The Product currently does not include the software needed for real money wagering on the Internet. Attached hereto as Exhibit 1.4 is the schedule of Product contents."

3.                  Compensation. Section 2 of the Agreement is hereby deleted in its entirety and replaced with the following:

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"2.       Compensation.

2.1.            For development of the web-browser based game module, CSI shall pay REALTIME a total of Four Hundred Thousand U.S. Dollars (US $400,000) payable as follows: One Hundred Thousand Dollars ($ l 00,000) shall be payable no later than thirty (30) days following execution of this Amendment Two and CSI's receipt of an invoice from REALTIME, One Hundred Thousand Dollars shall be payable no later than thirty (30) days following delivery of a beta (viewable/testable) web browser based game module and CSI's receipt of an invoice from REALTIME, One Hundred and Fifty Thousand Dollars ($150,000) shall be payable no later than thirty (30) days following public launch of the web-browser based game module and CSI's receipt of an invoice from REALTIME, and Fifty Thousand Dollars ($50,000) shall be payable no later than thirty (30) days following the end of the first month the web browser based game module is available to the public and CSl's receipt of an invoice from REALTIME.

2.2.           For "Maintenance". of the Product, CSI shall pay REALTIME Forty-Five Thousand U.S. Dollars (US $45,000) per month and for "Reporting Support" CS! shall pay REALTIME Two Thousand Five Hundred U.S. Dollars (US $2,500) per month, plus the following: Five Thousand U.S. Dollars (US $5,000) per month for the first One Hundred Thousand (100,000) or less new "Active Players" a month on the web-browser based game module, and an additional Five Thousand U.S. Dollars (US $5,000) per month for every additional One Hundred Thousand (I 00,000) "Active Players" a month on the web-browser based game module, pl'ovided, however, that the total maintenance fees per month shall not exceed Ninety Five Thousand U.S. Dollars (US $95,000) even if the number of "Active Players" a month on the web-browser based game module exceeds One Million (1,000,000). For purposes of this Agreement, "Maintenance" shall mean services necessary to keep the current Product functioning based on the Product's agreed-upon scope of work, including bug fixes and minor modifications, but shall not include any new major features. For purposes of this Agreement, "Reporting Support" shall mean producing and supporting the production of reports as requested by CSL For purposes of this Agreement, "Active Players" shall mean new players (i.e. players who have not previously registered on any CS! game module, whether web-browser based or downloadable) who logged-on to the web-browser based game module at least once in the previous month. REALTIME shall provide CS! with a monthly report detailing the number of "Active Players" for such month and such report shall contain information in sufficient detail to permit the accuracy of each monthly maintenance fee payment due and payable pursuant to this Agreement to be readily determined. This Section 2.2 does not constitute a warranty that the Product will function without additional costs beyond Maintenance. The parties acknowledge and agree that the warranties under this Agreement are exclusively set forth in Section 7 of this Agreement"

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2.3.            For any major upgrades or modifications or projects beyond Maintenance or minor modifications of the current Product, CSI and REALTIME shall agree in writing on the fees for such major upgrades or modifications prior to commencing work as well as a fee payment schedule. REALTIME's acceptance of any such projects shall be contingent upon negotiation of a mutually-agreeable fee and the availability of REALTIME personnel to complete such work.

4.                  Term. Section 8.1 of the Agreement is hereby deleted in its entirety and replaced with the following:

"8.1 This Agreement shall expire nine (9) years after the Effective Date unless both parties agree to extend the terms in writing prior to such date of expiration. Upon expiration or any earlier termination of this Agreement, REALTIME shall deliver or cause to be delivered to CSI the Source Code and Additional Codes as described in Section 6 of this Agreement."

5.                 Exhibit 1.4. Exhibit 1.4 of the Agreement is hereby deleted in its entirety and replaced with the Exhibit 1.4 attached to this Amendment Two.

6.                  Counterpruts. This Amendment Two may be executed in one or more counterparts, each of which shall be deemed an original. This Amendment Two may be executed by facsimile signature.

7.                  No Other Changes. Except as otherwise set forth herein, no other changes, amendments or modifications are made to the Agreement.

IN WITNESS WHEREOF, the Parties hereto have duly executed this Amendment Two as of the date and year first written above.

Realtime Edge Software Inc. (“Realtime”)	Club Services, Inc. (“CSI”)

By: /s/ Uri Kozai	By: /s/ Adam Pliska
Name: Uri Kozai	Name: Adam Pliska
Its: President	Its: President

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EXHIBIT 1.4

PRODUCT CONTENTS

I)	Web-Browser Based Game Module Product:
a.	The web-browser based game module product is a gaming application that connects to Facebook and provides a fully featured poker game and blackjack in ring and tournament f01mat.
b.	Players can use their accounts on Facebook to authenticate and login.
c.	Players can sign up and become VIP members and receive various benefits.
d.	Players get a full social experience by using their Facebook profile (avatar etc.) and by playing with and against their friends.
e.	The web-browser based game module product enhances the player gaming experience with virtual goods, badges and achievements, leaderboards, and playing with friends.
f.	The web-browser based game module product provides players the means to buy play chips and use them in games and the means to buy virtual goods.

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